Exhibit 99.1
FOR IMMEDIATE RELEASE:
Contact:
Holly Brochmann
Hope-Beckham Inc. for Caribou Coffee
404.604.2607
hbrochmann@hopebeckham.com
CARIBOU COFFEE ANNOUNCES EXECUTIVE CHANGES
MINNEAPOLIS (October 29, 2008) — Caribou Coffee Company, Inc. (NASDAQ:CBOU) today announced several changes to their executive leadership team. The changes come following the recent announcement of the company’s strategic areas of focus which include improving the profitability of the coffeehouses, rationalizing the cost structure of the organization with the current revenue stream, aligning the current real estate portfolio and profitably growing the commercial and franchise business channels.
Joining the company as the Sr. Vice President of Supply Chain, Product Management & Real Estate Development is Daniel J. Hurdle. Hurdle brings extensive gourmet coffee experience having worked 5 years with Starbucks Coffee Company in executive leadership roles in their retail food business and retail store construction and operations. Hurdle also worked with McKinsey & Company in management & strategy consulting, was an officer in the US Navy and has served as a Senior Vice President in operations, strategy and new business development for several retail & service entities. Hurdle has a M.S. in Management Studies from Cambridge University and a B.S. from the US Naval Academy.
As announced in previous SEC filings, also joining the company as the Sr. Vice President of Marketing is Alfredo V. Martel, who will assume responsibility for the company’s brand strategy and marketing activities. Martel joins Caribou Coffee from Yum! Brands where he has worked for the past 8 years, most recently as part of the corporate executive leadership team for KFC USA, and previously as the Brand Director for KFC and Taco Bell Yum Restaurants International in Puerto Rico. Martel also has worked in several consumer package goods companies and for large advertising agencies including BBDO and Grey Advertising. Martel has a MBA from Boston College and a B.S. in Communications from Cornell University.
“Having a well-differentiated brand that is focused on our hand-crafted coffee experience and delivering this with excellence will be required to address the challenges we face in today’s marketplace,” said Mike Tattersfield, Caribou Coffee CEO and President. “I believe the direct experience these talented executives bring to their roles is exactly what is needed to run the business going forward.”
With these additions, leaving the company will be Kathy Hollenhorst who is currently responsible for marketing and product development, and Amy O’Neil who is responsible for retail store operations. Both Hollenhorst and O’Neil have agreed to assist in the successful transition of responsibilities. Retail store operations will be managed by CEO Mike Tattersfield to leverage his strong retail operating experience.
ABOUT THE COMPANY Caribou Coffee (CBOU), founded in 1992, is the second-largest company-owned gourmet coffeehouse operator in the world based on number of coffeehouses. At Caribou Coffee, our mission statement is “an experience that makes the day better.” We provide this by sourcing the highest-quality coffee in the world and craft roasting it in small batches to bring out the best in every bean. We then bring this extraordinary coffee to our customers via several channels including grocery locations, online or via our coffeehouses, which provide a relaxing escape for our customers. Caribou Coffee is a proud recipient of the Specialty Coffee of America Association’s (SCAA’s) 2008 Roasters Choice Tasting Competition Gold Award. For more information, visit www.cariboucoffee.com.
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